Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 2nd Quarter 2020

LOS ANGELES, CA – (BUSINESS WIRE) – August 4, 2020 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”, and collectively, with the Company, “Broadway”), today reported net income of $216 thousand, or $0.01 per diluted share, for the second quarter of 2020, compared to a net loss of $135 thousand, or ($0.01) per diluted share, for the second quarter of 2019.

During the second quarter of 2020, net income increased $351 thousand compared to the second quarter of 2019, primarily due to an income tax adjustment of $273 thousand recorded upon the resolution of an outstanding audit issue with the California Franchise Tax Board. In addition, during the second quarter of 2020, net interest income increased $569 thousand, and gain on sale of loans increased $116 thousand. These increases were partially offset by higher non-interest expense of $380 thousand, including $152 thousand of expenses incurred to respond to actions by a former stockholder. Also, during the second quarter of 2019, the Bank recorded net loan loss provision recaptures of $158 thousand and did not record any net loan loss provision recaptures during the second quarter of 2020.

For the six months ended June 30, 2020, the Company reported net income of $183 thousand, or $0.01 per diluted share, compared to net income of $142 thousand, or $0.01 per diluted share for the six months ended June 30, 2019. The increase in net income for the first six months of 2020 was due to the income tax adjustment of $273 thousand during the second quarter. During the first six months of 2020 the Company generated higher net interest income of $654 thousand, recorded gains on the sales of loans totaling $123 thousand, and earned higher miscellaneous loan income of $33 thousand compared to the first half of 2019. These increases were more than offset by higher non-interest expenses of $469 thousand, including $200 thousand of expenses incurred to respond to actions by a former stockholder, the recording of a loan loss provision of $29 thousand in the first half of 2020 but a loan loss recapture of $348 thousand in the first half of 2019, and the absence of any grant income in the first half of 2020. During the first quarter of 2019, the Bank received a grant of $233 thousand from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund.

Chief Executive Officer, Wayne Bradshaw, commented, “The second quarter demonstrated the wisdom of our strategy of remaining focused on lending to experienced owners of smaller multi-family residential properties within low-to-moderate income communities. Despite the tremendous dislocations to the economy from the COVID-19 Pandemic, and the continuing challenges presented by the interest rate environment, our portfolio of loans receivable performed well. At the end of the second quarter Broadway did not have any delinquencies and had received nominal requests for loan deferrals. Total non-performing loans remained low at 0.17% of total assets. Nonetheless, we are being cautious about originating new loans and extra vigilant in monitoring our portfolio.”

“I am pleased to report that our continuing efforts to improve profitability were bearing fruit as supported by growth in the Bank’s net interest income in the second quarter of 2020 of over 23% compared to the comparable period in 2019 and 4.6% compared to the results for the first quarter. Part of this growth was attributable to the continuing adjustments that we made in the Bank’s funding sources, which lowered the cost of deposits by 37 basis points and the cost of borrowings by 72 basis points during the quarter, and helped increase the Bank’s net interest margin during the second quarter over the margin achieved in the comparable period in 2019. As I have mentioned earlier this year, we are also implementing plans to reduce non-interest expenses to improve our operating efficiency and profitability and expect to see the benefits of those plans in the second half of next year.”

“I wish to reiterate how proud I am of the positive spirit and dedication of Broadway’s employees, who have demonstrated their fortitude and resiliency in adapting to the new realities facing the country. The team remains committed to Broadway’s mission of serving the low-to-moderate income communities of Southern California, many of which have been disproportionately impacted by the COVID-19 Pandemic. Our hopes and prayers go out to everyone that has been adversely affected by the Pandemic.”

COVID-19 Pandemic Impact

Since early March, the effects from the spread of the COVID-19 virus have permeated virtually every aspect of society and required management to quickly plan and implement multiple changes to Broadway’s operations to protect the health and welfare of the Bank’s employees and customers, while minimizing disruptions to the Bank’s ability to provide essential services. These changes were based on guidance from various governmental entities, including the Center for Disease Control and Prevention. Among the changes that the Bank implemented were the following: more intensive cleaning and maintenance of the branches, distribution of personal protection equipment to employees, creation of safe distancing measures within the branches and all work areas, guidance to all employees regarding other safe practices, amended benefit policies to ease the burden on employees with children at home, or those experiencing symptoms of disease, development of plans for certain employees or departments to work from home, and the creation of contingency plans for potential further changes to operations. To date, Broadway has not implemented layoffs or furloughs of any of our employees.

In addition, Broadway has developed plans and policies for providing financial relief to borrowers that may experience difficulties in meeting the terms of their loans, performed updated stress tests of the Bank’s loan portfolio using new assumptions reflecting potential significant impacts of the COVID-19 Pandemic and related governmental stay-at-home orders, created contingency plans to respond if various aspects of the credit markets cease to operate in a normal manner, and implemented new lending guidelines that are designed to moderate the Bank’s loan concentration and enhance liquidity. Management has been in regular communication with the Bank’s regulator regarding these new plans and policies.

To date, the Bank has had no delinquencies related to COVID-19 and has received only two requests for loan modifications.

Broadway decided not to participate in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) because management believes that it is more important and appropriate to maintain the Bank’s focus on existing clients, markets, and loan products. In addition, the Bank has historically not offered SBA loans and has not had a significant client base or portfolio of commercial and industrial loans, for which the PPP would have represented a product line extension. Instead, management has been focused on selective originations of multi-family residential and commercial real estate loans, and sales of the Bank’s portfolio of loans receivable held for sale, which will moderate the Bank’s loan concentration and enhance liquidity. During the first half of 2020, the Bank sold $60.9 million of loans at a profit of $123 thousand.

Net Interest Income

Net interest income for the second quarter of 2020 totaled $3.0 million, compared to $2.5 million for the second quarter of 2019. The increase primarily resulted from an increase in interest income of $483 thousand due to higher interest income and fees on loans receivable of $588 thousand, partially offset by lower interest income on securities and other investments of $105 thousand. Also, interest expense decreased by $86 thousand due to lower interest expense on deposits of $130 thousand, partially offset by higher interest expense on borrowings of $44 thousand. Average interest-earning assets increased by $88.0 million during the second quarter of 2020 compared to the second quarter of the prior year, and the net interest margin increased by 3 basis points to 2.43% for the second quarter of 2020 compared to 2.40% for the second quarter of 2019.

Interest income and fees on loans receivable increased by $588 thousand to $4.4 million for the second quarter of 2020, from $3.8 million for the second quarter of 2019 due to an increase of $66.6 million in the average balance of loans receivable (including loans held for sale), which increased interest income by $665 thousand.  This was partially offset by a decrease of 8 basis points in the average yield on loans, which decreased interest income by $77 thousand.

Interest income on securities decreased by $30 thousand for the second quarter of 2020, compared to the second quarter of 2019. The decrease in interest income on securities primarily resulted from a decrease of $3.8 million in the average balance of securities, which decreased interest income by $24 thousand and a decrease of 18 basis points in the average interest rate earned on securities, which decreased interest income by $6 thousand.

Other interest income decreased by $75 thousand for the second quarter of 2020, compared to the second quarter of 2019. The decrease was primarily due to a decrease of 202 basis points in the average rate earned on interest-bearing deposits in other banks, which decreased interest income by $123 thousand, partially offset by an increase of $24.6 million in the average balance of interest-bearing deposits in other banks, which increased interest income by $71 thousand. In addition, there was a decrease of $23 thousand in dividends earned on Federal Home Loan Bank (“FHLB”) stock during the second quarter of 2020, compared to the second quarter of 2019.

Interest expense on deposits decreased by $130 thousand for the second quarter of 2020, compared to the second quarter of 2019. The decrease was attributable to lower rates paid on all deposit types, which caused interest expense on deposits to decrease by $173 thousand, partially offset by an increase in the average total deposit balance of $45.7 million, which led to an increase in interest expense of $43 thousand.

Interest expense on borrowings increased by $44 thousand for the second quarter of 2020, compared to the second quarter of 2019. The higher interest expense on borrowings reflected a net increase of $41.5 million in average borrowings, due to an increase of $42.6 million in the average balance of FHLB advances, partially offset by a decrease of $1.1 million in the average balance of the Company’s junior subordinated debentures. The higher average borrowings increased interest expense by $178 thousand, which was partially offset by a decrease of 72 basis points in the overall cost of borrowings, which decreased interest expense by $134 thousand.

For the six months ended June 30, 2020, net interest income increased by $654 thousand to $5.9 million. The increase in net interest income primarily resulted from an increase in interest income of $681 thousand due to higher interest income on loans receivable of $832 thousand, partially offset by lower interest income on securities and other investments of $151 thousand. Interest expense increased by $27 thousand due to an increase in borrowing costs of $129 thousand, which was partially offset by a decrease in the cost of deposits, which lowered interest expense by $102 thousand.

Interest income and fees on loans receivable increased by $832 thousand during the first six months of 2020 due to an increase of $59.0 million in the average balance of loans receivable (including loans held for sale), which increased interest income by $1.2 million, partially offset by a decrease of 19 basis points in loan yield, which decreased interest income by $372 thousand. During the first half of 2020, the Bank recorded an interest recovery of $162 thousand upon the payoff of one non-accrual church loan, compared to interest recoveries of $351 thousand upon the payoff of two non-accrual church loans during the first half of 2019.

Interest income on securities decreased by $58 thousand for the first half of 2020, compared to the first half of 2019. The decrease in interest income on securities primarily resulted from a decrease of $3.7 million in the average balance of securities, which decreased interest income by $48 thousand and a decrease of 15 basis points in the average interest rate earned on securities, which decreased interest income by $10 thousand.

Other interest income decreased by $93 thousand for the first half of 2020 compared to the first half of 2019. The decrease was primarily due to a decrease of 176 basis points in the average rate earned on interest-bearing deposits in other banks, which decreased interest income by $205 thousand, partially offset by an increase of $17.8 million in the average balance of interest-earning deposits in other banks, which increased interest income by $130 thousand. In addition, there was a decrease of $18 thousand in dividends earned on FHLB stock during the first half of 2020, compared to the first half of 2019.

During the first half of 2020, interest expense on deposits decreased by $102 thousand due to a decrease of 23 basis points attributable to lower rates paid on all deposit types, which caused interest expense on deposits to decrease by $201 thousand, partially offset by an increase of $36.0 million in the average balance of deposits, which caused interest expense to increase by $99 thousand.

During the first half of 2020, interest expense on borrowings increased by $129 thousand, compared to the first half of 2019. The higher interest expense on borrowings reflected a net increase of $36.4 million in average borrowings, due to an increase of $37.4 million in the average balance of FHLB advances, offset by a decrease of $932 thousand in the average balance of the Company’s junior subordinated debentures. The increase in average borrowings increased interest expense by $348 thousand, which was partially offset by a decrease of 59 basis points in the overall cost of borrowings, which decreased interest expense by $219 thousand.

The net interest margin decreased by 12 basis points to 2.45% for the six months ended June 30, 2020 from 2.57% for the same period in 2019, primarily due to a lower average loan yield.

Loan Loss Provision

As a small banking institution, Broadway is not required to adopt the CECL accounting standard until 2023; consequently, the Bank’s allowance for loan and lease losses (“ALLL”) is based on evidence available at the date of preparation of its financial statements, rather than projections of future economic conditions over the life of the loans. In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 Pandemic, management has considered the historical and current performance of the Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt servicing and loan-to-value ratios. Through the end of June 2020, the Bank had experienced no delinquencies on any loans. Management is continuing to monitor the loan portfolio and regularly communicating with borrowers to determine the continuing adequacy of the ALLL.

The Bank did not record a loan loss provision or recapture during the second quarter of 2020 but recorded a loan loss provision of $29 thousand during the first six months of 2020. During the first quarter of 2020 the Bank recorded additional provisions to increase the ALLL for economic uncertainties related to the COVID-19 Pandemic. During the second quarter of 2020, the Bank maintained its ALLL at $3.2 million, after adjusting for a loan loss recovery of $4 thousand, despite a net decrease of $6.9 million in the loans held for investment portfolio during the second quarter of 2020. No loan charge-offs were recorded during the second quarter or first half of 2020.

The Bank recorded loan loss provision recaptures of $158 thousand and $348 thousand, respectively, during the second quarter and first six months of 2019. The Bank recorded cash recoveries of $190 thousand during the first quarter and first half of 2019. No loan charge-offs were recorded during the second quarter or first half of 2019.

At June 30, 2020, the ALLL was $3.2 million, or 0.85% of our gross loans held for investment compared to $3.2 million, or 0.79% at December 31, 2019. The ALLL as a percentage of non-performing loans was 379.6% at June 30, 2020 compared to 750.5% at December 31, 2019. The Bank’s total non-performing assets were $846 thousand at June 30, 2020, consisting of two church loans and one single-family loan, compared to $424 thousand at December 31, 2019, consisting of one church loan and one single-family loan. The Bank did not have any delinquencies at June 30, 2020 and has not had any real estate owned from foreclosures (“REO”) since the sale of a single REO property in April 2019.

Non-interest Income

Non-interest income for the second quarter of 2020 totaled $242 thousand compared to $139 thousand for the second quarter of 2019. Non-interest income increased by $103 thousand primarily because the Bank recorded a gain on sale of loans of $116 thousand during the second quarter of 2020; the Bank did not have any loan sales during the first half of 2019. This increase was partially offset by a decrease in other components of non-interest income of $13 thousand during the second quarter of 2020 compared to the second quarter of 2019.

For the six months ended June 30, 2020, non-interest income totaled $439 thousand compared to $515 thousand for the same period one year ago. The decrease of $76 thousand in non-interest income was primarily due to a grant of $233 thousand from the CDFI Fund received during the first quarter of 2019, offset by gain on sale of loans of $123 thousand recorded during the first half of 2020.

Non-interest Expense

Non-interest expense for the second quarter of 2020 totaled $3.4 million, compared to $3.0 million for the second quarter of 2019. The increase of $380 thousand in non-interest expense during the second quarter of 2020 compared to the same quarter of 2019 was primarily due to increases of $336 thousand in professional services expense, $108 thousand in compensation and benefits expense and $20 thousand in office services and supplies, offset by decreases of $41 thousand in amortization of investment in affordable housing limited partnership, $27 thousand in loan related expenses, and $16 thousand in various other non-interest expense items, primarily in lower provision for off-balance sheet loan commitments. The increase of $336 thousand in professional services expense was due to an increase of $248 thousand in legal fees and an increase of $109 thousand in consulting services fees, offset by a decrease of $21 thousand in audit fees. The increase in legal and consulting fees during the second quarter included $152 thousand of expenses incurred to respond to activities conducted by a former stockholder against the Company. The activity and related litigation were subsequently withdrawn by the former stockholder early in the third quarter.

For the six months ended June 30, 2020, non-interest expense totaled $6.6 million, compared to $6.1 million for the same period a year ago. The increase of $469 thousand in non-interest expense was primarily due to increases of $281 thousand in compensation and benefits expense, $261 thousand in professional services expenses, $32 thousand in information services expense, $28 thousand in office services and supplies and $15 thousand in occupancy expense, offset by decreases of $45 thousand in amortization of investment in affordable housing limited partnership, $37 thousand in loan related expenses, and $66 thousand in various other non-interest expense items, primarily in lower provision for off-balance sheet loan commitments. The increase of $261 thousand in professional services expense was due to an increase of $233 thousand in legal fees and an increase of $142 thousand in consulting services fees, offset by a decrease of $114 thousand in audit fees. The increase in legal and consulting fees during the first half of 2020 included $200 thousand of legal expenses incurred to respond to activities conducted by a former stockholder against the Company.

Income Tax Expense or Benefit

Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income or loss. The Company recorded income tax benefits of $345 thousand and $395 thousand for the three and six months ended June 30, 2020, respectively, compared to income tax benefits of $128 thousand and $86 thousand for the three and six months ended June 30, 2019, respectively. The increase in income tax benefit during the second quarter and first six months of 2020 was primarily due to a tax adjustment of $273 thousand upon the resolution of an outstanding audit issue with the California Franchise Tax Board for tax years 2009 to 2013. In addition, the Company recorded low-income housing tax credits of $29 thousand and $58 thousand during the second quarter and six months ended June 30, 2020 compared to $50 thousand and $99 thousand during the second quarter and six months ended June 30, 2019. The Company had no valuation allowance on its deferred tax assets, which totaled $5.4 million at June 30, 2020 and $5.2 million at December 31, 2019.

Balance Sheet Summary

Total assets increased by $50.9 million to $491.3 million at June 30, 2020 from $440.4 million at December 31, 2019.  The increase in total assets was comprised of an increase of $49.7 million in loans receivable held for sale, an increase of $24.3 million in cash and cash equivalents and an increase of $670 thousand in FHLB stock.  These increases were offset by a decrease of $23.4 million in loans held for investment and a decrease of $814 thousand in securities available-for-sale.

Loans receivable held for sale totaled $49.7 million at June 30, 2020. There were no loans held for sale as of December 31, 2019.  During the first half of 2020, the Bank originated $110.9 million of multi-family loans for sale and sold $60.9 million of loans held for sale for a gain of $123 thousand. Repayments of loans receivable held for sale totaled $315 thousand during the first half of 2020.

Loans receivable held for investment, net of the allowance for loan losses, totaled $374.4 million at June 30, 2020, compared to $397.8 million at December 31, 2019.  During the first half of 2020, the Bank originated $4.1 million in commercial real estate loans and $728 thousand in construction loans for the loans held-for-investment portfolio.  Loan repayments during the first half of 2020 totaled $28.2 million.

Deposits increased to $315.8 million at June 30, 2020 from $297.7 million at December 31, 2019, which consisted primarily of an increase of $54.9 million in liquid deposits (NOW, demand, money market and passbook accounts) and an increase of $8.3 million in certificates of deposit, offset by a net decrease of $36.2 million in two-way CDARS and a decrease of $8.9 million in deposits gathered from a deposit listing service.  One customer transferred $21.8 million in deposits from two-way CDARS to money market accounts during the first half of 2020.

FHLB advances increased to $116.5 million at June 30, 2020 from $84.0 million at December 31, 2019 as the Bank took on additional advances to fund new loans. During the second quarter of 2020, the Bank borrowed $10.0 million from the FHLB of San Francisco by utilizing its zero rate “Recovery Advance” program. The weighted average rate on FHLB advances was 1.84% at June 30, 2020 compared to 2.32% at December 31, 2019.

Stockholders' equity was $49.5 million, or 10.08% of the Company’s total assets, at June 30, 2020, compared to $48.8 million, or 11.09% of the Company’s total assets at December 31, 2019.  The Company’s book value was $1.77 per share as of June 30, 2020, compared to $1.75 per share as of December 31, 2019.

At June 30, 2020, the Bank’s Total Capital ratio was 17.15% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 9.71%, compared to a Total Capital ratio of 18.29% and a Leverage ratio of 11.56% at December 31, 2019.

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About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposit and retirement accounts. The Bank operates three full-service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the COVID-19 Pandemic, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its operations, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE: Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2020	December 31, 2019
Cash and cash equivalents	$39,848	$15,566
Securities available-for-sale, at fair value	10,192	11,006
Loans receivable held for sale	49,719	-
Loans receivable held for investment	377,628	401,029
Allowance for loan losses	(3,211)	(3,182)
Loans receivable held for investment, net of allowance	374,417	397,847
Total assets	491,304	440,369
Deposits	315,778	297,724
FHLB advances	116,500	84,000
Junior subordinated debentures	3,825	4,335
Total stockholders' equity	49,520	48,848

Book value per share	$1.77	$1.75
Equity to total assets	10.08%	11.09%

Asset Quality Ratios:
Non-accrual loans to total loans	0.20%	0.11%
Non-performing assets to total assets	0.17%	0.10%
Allowance for loan losses to total gross loans	0.85%	0.79%
Allowance for loan losses to non-performing loans	379.55%	750.47%

Non-Performing Assets:
Non-accrual loans	$846	$424
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	-
Total non-performing assets	$846	$424

Delinquent loans (including less than 30 days delinquent)	$-	$18

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2020		2019		2020		2019
Interest income	$4,568		$4,085		$9,139		$8,458
Interest expense	1,537		1,623		3,210		3,183
Net interest income	3,031		2,462		5,929		5,275
Loan loss provision (recapture)	-		(158)		29		(348)
Net interest income after loan loss provision (recapture)	3,031		2,620		5,900		5,623
Non-interest income	242		139		439		515
Non-interest expense	(3,402)		(3,022)		(6,551)		(6,082)
(Loss) income before income taxes	(129)		(263)		(212)		56
Income tax benefit	(345)		(128)		(395)		(86)
Net income (loss)	$216		$(135)		$183		$142

Earnings per common share-diluted	$0.01		$(0.01)		$0.01		$-

Loan originations (1)	$49,601		$17,793		$115,540		$37,265

Net recoveries to average loans	(0.00	)% (2)	(0.00	)% (2)	(0.00	)% (2)	(0.10	)% (2)
Return on average assets	0.17	% (2)	-0.13	% (2)	0.07	% (2)	0.07	% (2)
Return on average equity	1.76	% (2)	-1.10	% (2)	0.75	% (2)	0.58	% (2)
Net interest margin	2.43	% (2)	2.40	% (2)	2.45	% (2)	2.57	% (2)

(1) Does not include net deferred origination costs.

(2) Annualized